Exhibit 99.2


Global Aircraft Solutions and BCI Aircraft Leasing Form Joint Venture Corporation, Jetglobal, and Acquire 26 Boeing 737-200 Aircraft

TUCSON, Ariz.- September 1, 2005 - Global Aircraft Solutions, Inc. (OTCBB:
GACF.OB) today announced that together with BCI Aircraft Leasing it has formed the joint venture corporation Jetglobal, LLC. This special purpose corporation has been formed by GACF and BCI to acquire and remarket commercial jet aircraft. Under the terms of the joint venture agreement, BCI will act as marketing lead, while GACF will act as the technical lead. BCI will own 70% of Jetglobal, while Global Aircraft will own 30%.

Following its incorporation, Jetglobal has acquired a fleet of 26 Boeing 737-200 Aircraft through Jetran International. All 26 aircraft were manufactured between 1983 and 1987 and are coming out of the Delta Airlines fleet. Of the 26 aircraft, 14 are parked and available for delivery, while 12 are still in service with Delta. The 12 aircraft still operated by Delta are scheduled to come off lease between September 2006 and October 2007. All rent revenue generated by the 12 aircraft still in service with Delta will devolve to Jetglobal until such time as the current leases are concluded or extended by Delta.

John Sawyer, President and Chief Operating Officer of GACF and Hamilton Aerospace, stated, "In my opinion, BCI has one of the very best management teams in the aircraft leasing industry. We are extremely pleased to be able to partner with this tremendously successful and innovative company. While we expect this first ex-Delta fleet transaction to have a significant positive impact on Global's 2005 and 2006 profitability, I am even more excited about the overall long-term potential of this strategic alliance with BCI."

Brian Hollnagel, President of BCI Aircraft Leasing commented, "Global Aircraft Solutions has built an excellent reputation for efficiently resolving all those complex technical issues that aircraft leasing companies routinely encounter when an aircraft comes off lease from one operator and then must go into service under totally different specifications for another airline operating in a different country. Our new strategic alliance with Global gives BCI the ability to incorporate high quality, cost-effective technical support into our proposals, which will be a valuable tool for helping us meet our customer's requirements."

Global Aircraft and Hamilton Aerospace Chairman & CEO Ian Herman added, "With this BCI joint venture, Global's aircraft trading business segment has now come of age, and no longer can be viewed as one-off, stand-alone transactions, but rather a viable business segment with reasonably predictable results that we intend to incorporate into future Company financial guidance and projections. The timing of the joint venture coincides with current sales activity, thus minimizing the financial risk and cash requirements of this transaction. We expect Jetglobal to bring tremendous value to our shareholders."

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About BCI Aircraft Leasing

BCI Aircraft Leasing is fast becoming a recognized leader as on of the primary global aircraft leasing companies. The Company is able to provide airlines with unique and creative solutions to build, maintain and extract the greatest value from their fleet.

Headquartered in Chicago with a satellite office in Los Angeles and the Netherlands, BCI Aircraft Leasing is focused on the global market. The Company has aircraft in service with clients in Europe, North and South America and Africa.

However, the Company also has an active division targeting wide body aircraft for acquisition. This division's focus is to provide capital-intensive financial solutions to global operators of wide body aircraft.

Commonly, BCI specializes in such aircraft as the Boeing 737, 757, and A320 on lease to major domestic and international airlines. BCI's broad knowledge, strategic alliances, and extensive experience in this industry have resulted in BCI carving out a profitable niche that has allowed the Company to compete very effectively in the marketplace. BCI contacts provide extensive deal flow, allowing the Company to be very selective in its acquisition process, thus enabling the structure of transactions to accommodate internal operating hurdles of our airline clients as well as our investment objectives.

About Global Aircraft Solutions

Global Aircraft Solutions provides parts support and maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 35 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include debis AirFinance, BCI Aircraft Leasing, Q Aviation, Falcon Air Express, Jetran International, Goodrich Corporation, AAR, National Jet Systems, Pemco, San Antonio Aerospace, Pegasus Aviation, Shaheen Airlines, Iraqi Airways, and Aero California.

Global's website is located at www.globalaircraftsolutions.com. The Hamilton
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Aerospace website is located at www.hamaerotech.com.
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Except for the historical information presented, the above statements are
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions' services, and competitive pricing pressures. In addition, other risks are detailed in Global's Form 10-KSB filed on April 4, 2005. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.

Contact:
     Global Aircraft Solutions
     Gordon Hamilton, (520) 294-3481
     dhamilton@hamaerotech.com
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            Or

     Alliance Advisors, LLC
     Alan Sheinwald, 914-244-0062
     asheinwald@allianceadvisors.net
     -------------------------------